                                                                   EXHIBIT 10.28

                        SEPARATION AGREEMENT AND RELEASE

         THIS SEPARATION AGREEMENT AND RELEASE ("Agreement") is made and entered by and between Richard W. Ingman ("Ingman") and Pentair, Inc. ("Pentair" or the "Company").

         1. Consideration. In consideration for the mutual promises exchanged herein and for the payments to Ingman set forth herein, Ingman and the Company acknowledge the full, complete, and final settlement of any and all claims, actions, causes of action or costs, including attorneys' fees, against the other and the other persons and entities released herein.

         2. Discharge of Claims. Ingman, on behalf of himself, his agents, representatives, attorneys, assignees, heirs, executors, and administrators, hereby releases and forever discharges the Company, and its past and present employees, agents, insurers, officials, officers, directors, divisions, parents, subsidiaries and successors, and all affiliated companies and corporations (including, without limitation, Hoffman Enclosures Inc.) from any and all claims and causes of action of any type arising, or which may have arisen, out of or in connection with his employment or termination of employment with the Company and its affiliated companies, including but not limited to claims, demands or actions arising under the Federal Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"), Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e, et seq., the Americans with Disabilities Act, 29 U.S.C. Section 2101, et seq., the Family Medical Leave Act, the Minnesota Human Rights Act, Minn. Stat. Section 363.01, et seq., any other federal, state or local statute, ordinance, regulation or order regarding employment, compensation for employment, termination of employment, or discrimination in employment, and the common law of any state.

         Ingman further understands that this discharge of claims extends to, but is not limited to, all claims which he may have as of the date of this Agreement against the Company and its affiliated companies, based upon statutory or common law claims for defamation, libel, slander, assault, battery, negligent or intentional infliction of emotional distress, negligent hiring or retention, breach of contract, promissory estoppel, fraud, wrongful discharge, or any other theory, whether legal or equitable, including all claims for items of compensation and benefits except as prohibited by law.

         The Company hereby releases and forever discharges Ingman from any and all claims and causes of action of any type arising out of or in connection with Ingman's employment or termination of employment with the Company.

         3. Confidential Information Acquired During Employment. Ingman agrees that he will continue to treat, as private and privileged, any information, data, figures, projections, estimates, marketing plans, customer lists, lists of contract workers, tax records, personnel records, accounting procedures, formulas, contracts, business partners, alliances, ventures and all other confidential information which Ingman acquired while working for the Company. Further, Ingman agrees that he will not release any such information to any person, firm, corporation or other entity at any time, except as may be required by law, or as agreed to in writing by the Company. Ingman acknowledges that any violation of this non-disclosure provision shall entitle the Company to appropriate injunctive relief and to any damages which it may sustain due to the improper disclosure.

         4. Confidentiality. Ingman represents and agrees that he will keep the terms and existence of this Agreement completely confidential, and that he will not disclose any information concerning this Agreement to anyone, except for his counsel, tax accountant, spouse or except as may be required by law or agreed to in writing by the Company.

         5. Non-Solicitation/Non-Competition Agreement. Ingman acknowledges that during his employment at Pentair and with its subsidiaries and affiliates, he became familiar with trade secrets, know-how, executive personnel, business strategies, product development and other confidential and proprietary information concerning the business of Pentair and other members of the Pentair controlled group of companies (the "Group"). In consideration for the benefits paid to Ingman under this Agreement (including, but not limited to, those benefits in Paragraph 10.b. hereof), Ingman agrees that he shall not, either directly or indirectly, for a period of three (3) years from the Separation Date as defined in Paragraph 7 of this Agreement, and without the prior written consent of Pentair:

                  a. own, manage, control, participate in, consult with or render services of any kind for any concern which engages in a business which is competitive with any business being conducted, or contemplated being conducted, by the Group as of the Separation Date;

                  b. become an employee or agent of any publicly traded corporation or other entity, or any division or subsidiary of such a corporation or entity, where more than five percent (5%) of such organization's business is in competition with any business being conducted, or contemplated being conducted, by the Group as of the Separation Date, unless the annual sales of such organization do not exceed $40 million;

                  c. participate in any plan or attempt to acquire the business or assets of the Group or control of the voting stock of any member thereof, or in any manner interfere with the control of Pentair, whether by friendly or unfriendly means;

                  d. induce or attempt to induce any individual to leave the employ of Pentair or any other Group member or hire any such individual who approaches him or her for employment; or

                  e. engage in or sponsor the solicitation of customers of Pentair or any Group member to do business with any competitor of such organization.

In the event Ingman breaches any obligation under paragraph 5 of this Agreement, the Company shall have no further obligation to make any payments contemplated under paragraph 10.b. hereof, and, in such event, Ingman shall forfeit any right to payments under paragraph 10.b. hereof.

         6. No Wrongdoing. Ingman and the Company agree and acknowledge that the consideration exchanged herein does not constitute, and shall not be construed as, an admission of liability or wrongdoing on the part of the Company, Ingman or any person, and shall not be admissible in any proceeding as evidence of liability or wrongdoing by anyone.

         7. Separation from Service. Ingman's employment with Pentair ends effective May 31, 2000 (the "Separation Date"). Notwithstanding the Separation Date, Ingman ceased to be an officer and a director of Pentair and of each Pentair subsidiary listed on the attached Schedule A and a committee member or fiduciary with respect to each Pentair benefit plan listed on Schedule B as of February 14, 2000.

         8. Severance Payment. The parties acknowledge that Pentair has paid Ingman $13,500 each pay period between February 14, 2000 and the present, and the parties further acknowledge that these payments shall continue through the Separation Date. In addition to these payments, Pentair shall pay to Ingman as severance (the "Severance Payment") the sum of Eighty One Thousand Dollars ($81,000) (in increments of $13,500 per pay period from June 1, 2000 through August 15, 2000). This amount shall be paid in accordance with the usual payroll practices of Pentair and shall be subject to applicable federal and state withholding taxes and any other deductions which have been authorized by Ingman or which Pentair may be required by law to make. Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this paragraph.

         9. Stock and Equity Awards. Outstanding awards made to Ingman under the Pentair Omnibus Stock Incentive Plan (the "Omnibus Plan") and other equity awards shall be paid as follows:

                    a. Restricted Stock. All shares of restricted stock awarded to Ingman through February 14, 2000 under the Ownership Incentive Plan, together with any shares of restricted stock awarded to Ingman through the end of 1999 under the Omnibus Plan or any other bonus program shall, to the extent not currently vested, be vested as of the Separation Date. Any other outstanding awards of restricted stock (if any) shall be forfeited. Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                    b. Incentive Compensation Units ("ICUs") [see annotation 1 attached]. All ICUs awarded to Ingman through 1999 under the Omnibus Plan shall be deemed to be fully vested as of the Separation Date without regard to the vesting period stated at the time of grant. The value of said awards shall be calculated and paid to Ingman as soon as administratively feasible after the expiration of the rescission period set forth in Paragraph 19 of this Agreement. Any other outstanding awards of ICUs shall be forfeited. Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                    c. Stock Options. All outstanding stock options granted to Ingman through 1999 under the Omnibus Plan shall remain outstanding and exercisable by him through the earlier of their original maturity date and five years from the Separation Date. The date any such option is first exercisable shall not be accelerated. In the event Ingman should die before all such options have been exercised or otherwise lapse, then the beneficiary designated by Ingman shall have six (6) months from Ingman's death to exercise options then outstanding. Any options not so exercised shall lapse. [To the extent options designated as incentive stock options are exercised within thirty (30) days of the last day of Ingman's employment, they shall retain their status as qualified options; options exercised after this thirty (30) day period shall be treated as nonqualified options.] If within two years after the Separation Date Ingman shall sell any Pentair common stock acquired pursuant to the exercise of qualified options, he shall immediately notify Pentair of such sale and shall supply all information reasonably requested by Pentair with respect to such sale. Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  d. Insider Status. Henson & Efron, P.A. will advise Ingman in writing of its understanding of his status as an insider with Pentair for purposes of any stock transactions.

         10. Retirement Benefits. Ingman shall receive payment from the tax-qualified and non qualified retirement plans maintained by Pentair as follows:

                  a. Pentair Pension Plan. Ingman shall be entitled to receive payment of his vested accrued benefit under the Pentair Pension Plan in accordance with applicable provisions of that plan. From and after the Separation Date, Ingman shall cease to be eligible to accrue additional benefits under the Pentair Pension Plan.

                  b. Supplemental Retirement Payment [see annotation 2 attached]. As a supplemental retirement benefit, Ingman shall be paid $11,563.58 monthly beginning on September 1, 2000, said amounts paid in the form of a joint and 50% survivor annuity. This benefit is in lieu of benefits under either the 1988 or 1999 Supplemental Executive Retirement Plans (to which Ingman is not entitled and for which he is not eligible) and, except as otherwise provided in the Agreement, any other non-tax qualified retirement or deferred compensation arrangement sponsored by Pentair or any of its affiliates. Ingman understands and agrees that this supplemental retirement benefit is more than Pentair is required to pay under its normal policies and procedures if he had been eligible, and Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  c. Retirement Savings and Stock Incentive Plan ("RSIP"). Ingman shall be entitled to receive payment of his vested accrued benefit under the RSIP in accordance with applicable provisions of that plan. Ingman shall remain a participant in RSIP until such time as he requests and receives payment of his vested accrued benefit, but from and after the Separation Date, Ingman shall not be entitled to make contributions to or to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed or deferrals made during 2000.

                  d. Non-Qualified Deferred Compensation Plan ("Sidekick"). Ingman shall be entitled to receive payment of all amounts payable to him under the terms and conditions of the Sidekick in accordance with the payment election made by him at the time he began participation in such plan. From and after the Separation Date, Ingman shall not be entitled to make contributions to or to share in allocations of contributions made by Pentair after such date, including matching or employer discretionary contributions payable on account of service completed or deferrals made during 2000.

                  e. Other Deferred Compensation Plan. To the extent Ingman may have amounts payable to him by reason of his participation in the deferred compensation plan maintained by Pentair prior to implementation of Sidekick, Ingman shall be entitled to receive payment of such deferred compensation in accordance with the annual payment elections made by him during the time he elected to participate in such plan.

         11. Insurance Benefits. Ingman shall be eligible to elect to continue participation in various medical, dental, life and disability insurance benefits offered by Pentair as follows:

                  a. Medical and Dental Insurance. In the event Ingman elects to continue participating in the Company's medical and dental insurance programs as are made available to employees of Pentair, the cost of providing such benefits shall be shared by Pentair and Ingman on the same basis as if Ingman had remained an employee of Pentair until the earlier of such time as he is eligible for such coverage with a subsequent employer or eighteen
         (18) months from the Separation Date. Ingman's share of the premiums shall be deducted from the Severance Payment installments each pay period through August 2000. After August 2000, Ingman shall reimburse the Company for his share of the premiums. Ingman acknowledges that he would not be entitled to this benefit without this Agreement. For purposes of COBRA, the continuation period shall begin on the Separation Date. At the expiration of the maximum continuation period, Ingman shall be offered such conversion rights as are then being made available by the then insurer.

                  b. Supplemental Disability and Supplemental Life Insurance. Ingman will be covered under the Company's group life (including dependent life), short-term disability and long-term disability plans, as amended from time to time, through the Separation Date. After the Separation Date, Ingman may elect to arrange for continuation of coverage and direct premium payment at his sole cost and expense.

                  c. Flexible Benefit Plan (125C). Ingman shall be offered the opportunity to continue participation in the Pentair Flexible Benefit Plan consistent with the terms and provisions of said plan.

                  d. Retiree Flex Plan. Ingman may elect to begin participation in the Retiree Flex Plan consistent with the terms and provisions of said plan at the end of the COBRA continuation period. The Company established the Retiree Flex Plan to offset a portion of a retiree's cost for medical coverage through cash credits which reimburse premiums paid or are applied against the retiree's contributions and make available a good selection of retiree medical coverage at group rates, where possible.

         12. Other Benefits or Payments. Ingman shall be entitled to receive other payments and benefits as follows:

                  a. Flexible Perquisite Account. Pentair will pay to Ingman a maximum of $20,000 for the year 2000 under the Pentair Flexible Perquisite Plan, less vehicle lease payments made by Pentair during 2000. Ingman acknowledges that without this Agreement, he would not be entitled to the benefits set forth in this subparagraph.

                  b. Company Vehicle. Ingman may elect to turn in the Company-provided vehicle currently in his possession or purchase the vehicle for $22,949.70 on the Separation Date. Flexible Perquisite Account funds ($20,000 less applicable deductions) may be used toward the vehicle purchase price or paid in cash. All applicable sales or other taxes and transfer fees shall be paid by Ingman.

                  c. Business Expenses. Pentair will reimburse Ingman for all business expenses incurred by him in the active performance of his duties on behalf of Pentair through February 14, 2000, provided Ingman submits proper documentation for such expenses.

         13. Future Employment. Ingman will not apply for or seek employment or re-employment with the Company or its affiliated companies at any time after he signs this Agreement.

         14. Executive Placement. The Company will provide to Ingman $20,000 which may be used toward outplacement or other services.

         15. Cooperation. Ingman agrees that at the request of the Company, Ingman will cooperate with and assist the Company (including cooperation and assistance in any matters involving claims or lawsuits against the Company) as requested by the Company where Ingman has knowledge of the facts involved. In addition, Ingman agrees that he will, at the reasonable request of the Company, execute, if necessary, nunc pro tunc, any further documents or instruments necessary or appropriate to evidence his separation from service as an officer or director of the Company, its subsidiaries, or its affiliates, including but not necessarily limited to the forms attached hereto as Schedule C. Ingman further agrees that he will not voluntarily aid, assist, or cooperate with anyone who has claims against the Company, its affiliates or with their attorneys or agents in any claims or lawsuits which such person may bring against the Company or its affiliates. Nothing in this Agreement prevents Ingman from testifying at an administrative hearing, arbitration, deposition, or in court, in response to a lawful and properly served subpoena.

         16. Minnesota Law Applies. The terms of this Agreement will be governed by the laws of the State of Minnesota, and shall be construed and enforced thereunder.

         17. Merger. This Agreement, and the employee benefit plans in which Ingman participates as described herein supersede and replace all prior oral and written agreements and understandings. Ingman understands and agrees that all claims which he has or may have against the Company are fully released and discharged by this Agreement. The only claims which Ingman may hereafter assert against the Company are limited to an alleged breach of this Agreement.

         18. Invalidity. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby.

         19. Ingman Understands the Terms of this Agreement. Ingman warrants that (a) other than stated herein, no promise or inducement has been offered for this Agreement; (b) this Agreement is executed without reliance upon any statement or representation of the Company or its representatives concerning the nature and extent of any claims or liability therefor, if any; (c) Ingman is legally competent to execute this Agreement and accepts full responsibility therefor; (d) the Company, by this Agreement, has advised Ingman to consult with an attorney, and Ingman has consulted with his attorney, Robert R. Reinhart, Jr., Esq. regarding the purpose and effect of this Agreement; (e) the Company has allowed Ingman at least twenty-one (21) days within which to consider this Agreement, specifically Ingman may sign this Agreement any time prior to May 24, 2000, at which time it will be automatically withdrawn without further notice;
(f) Ingman understands that he may nullify and rescind this Agreement as far as it extends to his release of claims arising under Minn. Stat. Section 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C. Section 626, as amended by Public Law 101.433
(1990) (the "Older Workers Benefit Protection Act") at any time within fifteen
(15) days from the date of his signature below and, in the event of such election, Ingman shall only be entitled to receive $1,000 which the parties acknowledge is consideration for Ingman's release of all claims other than those arising under Minn. Stat. Section 363.01 et seq., the Minnesota Human Rights Act, and under the Age Discrimination in Employment Act of 1967, 29 U.S.C.
Section 626, as amended by Public Law 101.433 (1990) (the "Older Workers Benefit Protection Act"); (g) in the event Ingman elects to nullify and rescind portions of his release under this Agreement pursuant to (f) of this paragraph, he must indicate his desire to do so in writing and deliver that writing to Deb S. Knutson, Vice President, Human Resources, Pentair, Inc., Waters Edge Plaza, 1500 County Road B2 West, St. Paul, MN 55113-3105, by hand or by certified mail; and
(g) Ingman further understands that if he exercises his rescission rights hereunder, the Company will not be bound by the terms of this Agreement (except the obligation to pay Ingman $1,000), and Ingman will have to disgorge in full any monies and benefits received pursuant to this Agreement other than the $1,000 sum.

Dated: May 31, 2000
                                            ---------------------------
                                                  Richard W. Ingman


Subscribed and sworn to before
me this ____ day of ___________, 2000.

------------------------------
Notary Public

Dated:                                      PENTAIR, INC.
      ------------------------------


                                            By
                                               ------------------------------
                                            Its
                                                -----------------------------


Subscribed and sworn to before
me this ____ day of ________, 2000.


------------------------------
Notary Public

                  ANNOTATIONS TO APRIL 1, 2000 INGMAN AGREEMENT

1. ICUS. ICU values are calculated after final results for a year are determined for purposes of applying a performance matrix which takes into account growth in operating income and return on invested capital for the prior year. Subject to verification of final numbers to develop performance factors for the 1998 and 1999 values and any adjustments for accelerated vesting, ICU values can be paid to Ingman shortly after his last day of employment.

         EXAMPLE:   1998 ICUs                 =        88,571.00  ($1.00 value at issue)
                    1998 Factor               =        1.857
                    Payment:    88,571  ICUs  X  1.857  =  $164,476.34
                    1999 Factor               =        1.851

2. SERP. The supplemental retirement benefit offered to Ingman is based on the provisions of the 1988 SERP document, although Ingman is not entitled to a benefit under this or any other supplemental or nonqualified, noncontributory pension plan maintained by Pentair. The formula used to determine Ingman's supplemental benefit will be:

                           50% of Final Average Compensation(1)

               MINUS       100% of monthly primary Social Security,

               MINUS retirement benefits under other retirement plans, regardless of employer, and subject to exceptions for benefits attributable to his contributions.

         Generally, this benefit is payable as a single life annuity, a joint and 50% survivor annuity or the other alternative payment forms described in the Pentair Pension Plan are available. A lump sum payment option is not available. Optional forms of benefit are the actuarial equivalent of a life annuity. The benefit described in this agreement is payable September 1, 2000. Other commencement dates are available. Reductions are made for early commencement of benefits (see Exhibit A to annotation 2 attached).


--------
(1) Compensation for the 36 consecutive months out of last 60 consecutive months ending March 31, 2000 of employment for which compensation is highest. For this purpose, compensation includes all cash remuneration paid for services actually rendered, including elective deferrals, but not Omnibus Plan awards.

         Pentair will calculate a specific monthly supplemental benefit as soon as practicable after Ingman selects an alternate form of benefit and a benefit commencement date and provides information regarding other pension benefits to be offset in determining his supplemental benefit.

                                   SCHEDULE A

                       POSITIONS HELD BY RICHARD W. INGMAN

                           AT PENTAIR AND SUBSIDIARIES

  COMPANY                                        TITLE
  -------                                        -----
Pentair, Inc.                                  EVP, CFO
Pentair, Inc.                                  Employee
Hoffman Engineering SA de CV                   Director
Hoffman Schroff PTE Ltd                        Director
EuroPentair GmbH                               Geschaftsfuhrer
Pentair Canada, Inc.                           Director
Pentair Asia PTE Ltd                           Director
Penwald Insurance Company                      Chairman, Director
Pentair Foreign Sales Company                  Chairman, President, Director
Pentair Financial Services Ireland             Alternate Director
Pentair Nova Scotia                            President, Director
Pentair Halifax                                President, Director
Pentair UK Limited                             Director

                                   SCHEDULE B

                  FIDUCIARY POSITIONS HELD BY RICHARD W. INGMAN

                           AT PENTAIR AND SUBSIDIARIES

COMMITTEE/PLAN                                    TITLE
--------------                                    -----
Pentair, Inc. Investment Committee  for all       Member
Bargaining and non-Bargaining Pension Plans

Pentair, Inc. Retirement Savings and Stock        Member
Incentive Plan Committee

Pentair, Inc. International Stock Purchase and    Member
Bonus Plan Committee

The Pentair Foundation                            Director

                            EXHIBIT A TO ANNOTATION 2

The following calculation assumes a September 1, 2000 commencement date, although a later date might be applicable. For the qualified plan, Mr. Ingman will choose the commencement date and optional benefit form. If he does not wish to commence qualified benefits on September 1, 2000, he may defer those decisions to a later date of his choosing. For purposes of the Special Retirement benefit, because of tax regulations, Pentair's Board (or its delegate) will choose the commencement date and optional form. One factor in the Board's decision will be Mr. Ingman's preference.

The monthly benefits are:

                      QUALIFIED            SPECIAL
FORM                MONTHLY AMOUNT       MONTHLY AMOUNT
----                --------------       --------------
Life                  $ 1,069.62           $ 12,469.08
5 year C&L              1,059.13             12,346.76
10 year C&L             1,031.41             12.023.68
50% J&S                   991.94             11,563.58
66-2/3% J&S               968.50             11,290.25
100% J&S                  924.78             10,780.64

The following data was used to determine Mr. Ingman's benefit:

Date of Birth                      August 3, 1944
Date of Hire:                      August 7, 1989
Spouse's Date of Birth:            January 12, 1945
Date of Termination:               March 31, 2000
2000 Eligible Earnings:            $364,467.93
1999 Eligible Earnings:            $518,080.72
1998 Eligible Earnings:            $497,126.26
1997 Eligible Earnings:            $491,161.66
Other Employer Benefit:            $823.00